Exhibit 99.1


Monday, March 1, 2004

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Announces Year End Net Income and an Increased Dividend for Shareholders

Lakeville, Connecticut, March 1, 2004/PRNewswire...Salisbury Bancorp, Inc. (AMEX:SAL), the holding company for Salisbury Bank and Trust Company, reported fourth quarter net income of $795,000 or $.57 per share and net income of $3,840,000 or $2.70 per share for the year ended December 31, 2003. This compares to fourth quarter net income of $749,000 or $.52 per share and net income of $3,199,000 or $2.25 per share for the year ended December 31, 2002. The improvement in net income is primarily the result of an increase in net interest and dividend income, reductions in interest expense as well as an increase in other non interest income.

During the year 2003, Salisbury Bancorp, Inc. declared cash dividends totaling $.92 per common share outstanding. This compares to total dividends declared during 2002 of $.88 per common share outstanding and represents a 4.55% increase over 2002. At their February 27, 2004 meeting, the Directors of Salisbury Bancorp, Inc. declared a first quarter dividend of $.24 per share. This compares to a $.23 per share cash dividend that was paid during the first quarter of 2003. The $.24 per share dividend will be paid on April 28, 2004 to shareholders of record as of March 31, 2004.

Salisbury Bancorp, Inc. is the holding company for Salisbury Bank and Trust Company, which is a community bank operating full service banking offices in Canaan, Lakeville, Salisbury and Sharon, Connecticut. It has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years.